Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [    ]

Check the Appropriate Box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ X ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

HUDSON UNITED BANCORP

(Name of Registrant as Specified in its Charter and Name of Person Filing Proxy Statement) Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Hudson United Bancorp 1000 MacArthur Boulevard Mahwah, New Jersey 07430 (201) 236-2600 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 15, 2003

TIME	9:00 a.m. local time on Tuesday, April 15, 2003

PLACE	Sheraton Crossroads Hotel One International Boulevard Mahwah, New Jersey 07495

ITEM OF BUSINESS	(1) The election of four persons named in the accompanying Proxy Statement to serve as directors of Hudson United Bancorp for the terms specified in the Proxy Statement.

(2) Such other business as may properly come before the Meeting.

RECORD DATE	Shareholders of record at the close of business on March 3, 2003 are entitled to notice of and to vote at the meeting.

ANNUAL REPORT ON FORM 10-K	The Corporation’s 2002 Annual Report on Form 10-K, which is not part of the proxy soliciting material, is enclosed.

PROXY VOTING	You may vote by mail, by telephone, on the Internet or in person at the Annual Meeting. You may revoke your proxy at any time prior to its exercise by delivering to Hudson United Bancorp a later-dated proxy or written notice of revocation.

March 14, 2003 IMPORTANT — PLEASE RETURN YOUR PROXY PROMPTLY

Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, New Jersey 07430

_________________

PROXY STATEMENT
Dated March 14, 2003

GENERAL PROXY STATEMENT INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hudson United Bancorp (“Hudson United Bancorp” or the “Corporation”) of proxies for use at the Annual Meeting of Shareholders of the Corporation (the “Annual Meeting”) to be held at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495 on April 15, 2003 at 9:00 a.m. local time. The business expected to be voted upon at the Annual Meeting is the election of four persons named in this proxy statement to serve as directors for the terms specified herein and such other business as may properly come before the meeting. This proxy statement is first being mailed to shareholders on approximately March 14, 2003.

Proxies

        Your vote is important.

        Many shareholders cannot attend the Annual Meeting in person, but their vote on issues can be represented by proxy. Any shareholder of record giving a proxy has the right to attend and to vote at the Annual Meeting in person.

Who Can Vote

        The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting is March 3, 2003. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the Annual Meeting. On the record date, 44,678,332 shares of common stock, without par value, were outstanding and eligible to be voted at the Annual Meeting. Each share of common stock is entitled to one vote per share.

How to Vote Your Shares

        Your vote is important and you are encouraged to vote your shares promptly.

        Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends. If any other matters are properly presented at the meeting for consideration that are not described in this proxy statement, the proxies will use their own judgement to determine how to vote your shares, which may be as the Board recommends. At the date this proxy statement went to print, we did not anticipate that any matters would be raised at the meeting.

        We are offering you three alternative ways to vote your shares.

          To Vote By Mail

        You can vote your proxy by mail. If you wish to use this method to vote, please date, sign, and mail your proxy card in the envelope provided as soon as possible.

          To Vote By Telephone (Touch-Tone Phone Only)

        You will notice a control number printed on your proxy card. If you wish to vote by telephone, you must call toll-free 1-800-PROXIES and follow the instructions. If you vote by telephone, you must have your control number and the proxy card available when you call.

          To Vote By Internet

        If you wish to vote using the Internet, you can access the web page at www.voteproxy.com and follow the on-screen instructions. If you vote by the Internet, you must have your control number and the proxy card available when you access the web page.

        If you are a participant in our dividend reinvestment plan, the shares held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone, or by the Internet.

        Regardless of the method that you use to vote, you will be able to vote in person or revoke your proxy if you follow the instructions provided below in the section entitled “To Revoke Your Proxy Instructions.”

        If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

To Revoke Your Proxy Instructions

        The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is exercised by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later dated proxy or written revocation must be received before the meeting by the Secretary of the Corporation, D. Lynn Van Borkulo-Nuzzo, at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, or it must be delivered to the Secretary of the Annual Meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the Internet. You will be able to change your vote as many times as you wish and the last vote received chronologically will supercede any prior votes. Please note that if you vote by the Internet, the maximum number of times you can access the website using any one control number is limited to five times per day.

Required Vote

        Directors will be elected by a plurality of the votes cast at the Annual Meeting. At the Annual Meeting, an inspector of election will tabulate ballots cast by shareholders present and voting in person, votes cast by telephone or on the Internet and votes cast by mail. Under applicable state law and Hudson United Bancorp’s Certificate of Incorporation and By-laws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count. Generally, the approval of a specified percentage of shares voted at a shareholder meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of a vote.

        All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the four nominees named in this Proxy Statement unless the shareholder specifies a different choice by means of his proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters in their discretion.

Solicitation of Proxies

        This proxy solicitation is being made by the Board of Directors of the Corporation and the cost of the solicitation will be paid by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile transmission by officers, directors and employees of the Corporation and Hudson United Bank (“HUB”), the Corporation’s wholly owned subsidiary bank, who will not be paid for solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation material to the beneficial owners of shares held of record by such persons, and the Corporation will reimburse them for their reasonable expenses incurred in forwarding the materials.

Shareholder Proposals

        New Jersey corporation law requires that the notice of a shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, shareholder proposals must be referred to in the Corporation’s notice of shareholders’ meeting for such proposal to be properly considered at a meeting of shareholders.

        Any Hudson United Bancorp shareholder who wishes to have a proposal included in the Corporation’s notice of shareholders’ meeting, proxy statement and proxy card for its 2004 Annual Meeting must submit the proposal to the corporation by the deadline. Hudson United Bancorp currently expects to hold its 2004 Annual Meeting in April 2004 and to print next year’s proxy statement during the second week in March 2004 and consequently the deadline for a shareholder proposal is November 14, 2003.

        Under rules of the Securities and Exchange Commission (the “SEC”), if Hudson United Bancorp’s 2004 annual meeting is held more than 30 days before or after this year’s meeting date, the deadline for submitting a shareholder proposal will be a reasonable time prior to printing next year’s proxy statement. If Hudson United Bancorp changes the date of its 2004 Annual Meeting in a manner that alters the deadline, Hudson United Bancorp will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

GOVERNANCE OF THE CORPORATION

        Pursuant to New Jersey corporation law and the Corporation’s Certificate of Incorporation and By-laws, the business and affairs of the Corporation are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Corporation’s business through discussions with the Chairman and the Corporation’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. All members of the Board also served as directors of the Corporation’s subsidiary bank during 2002.

        During 2002, the Board held eleven meetings and Board committees held a total of twenty-five meetings. The average attendance in the aggregate of the total number of Board and committee meetings was 95%. During 2002, no director attended fewer than 87% of the total meetings of the Board and the committees on which the director served.

Director Independence

        The Board reviewed each of its members individually to determine whether a director would be considered “Independent” as such term has been defined in rules proposed by the New York Stock Exchange.

In evaluating whether or not a director is independent, the Board has concluded that the following relationships are immaterial:

•	A loan by HUB made to a director or a person or entity affiliated with a director, or a loan personally guaranteed by a director, if such loan (i) is subject to, and complies with, the regulations of the Federal Deposit Insurance Corporation on insider loans, and (ii) is not classified by HUB’s credit committee or any bank regulatory agency as substandard, doubtful, or loss;

•	A deposit, trust, insurance brokerage, securities brokerage or similar customer relationship between the Corporation or any of its affiliates or subsidiaries (including HUB) and a director, or any affiliate of a director;

•	The employment by the Corporation, or any of its affiliates or subsidiaries of any immediate family member of a director if the family member serves below the level of vice president;

•	Annual contributions by the Corporation, or any of its affiliates or subsidiaries, to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $20,000 and the contribution is made in the name of the Company in any calendar year;

•	Purchases of goods or services by the Corporation, or any of its affiliates or subsidiaries, from a director or a business in which a director or any immediate family member is a partner, shareholder or officer, if any of the following conditions are met:

•	The director, together with members of his household, do not own 5% or more of the equity interests of such business and do not serve as an executive officer of such business;

-or-

•	The annual aggregate purchases of goods or services from the director or such business in the current or last calendar year does not exceed the greater of $60,000 or 5% of the gross revenues of the business in such calendar year.

•	Fixed SERP or retirement plan benefits paid or payable to a director.

         In applying these standards, all directors except for Kenneth T. Neilson have been determined to be independent. Mr. Neilson cannot be deemed to be independent due to his employment with the Corporation.

Committees of the Board of Directors

        Hudson United Bancorp has a standing Audit Committee of the Board of Directors. Donald P. Calcagnini served as Chairperson of the Audit Committee during 2002. Bryant D. Malcolm served on the Committee until February 2003, at which time David A. Rosow replaced Mr. Malcolm. Other members of the committee are James E. Schierloh and John H. Tatigian, Jr. Noel deCordova, Jr. also served on the committee until his retirement on April 17, 2002. All Audit Committee members are independent, as such term is currently defined in the listing standards of the New York Stock Exchange relating to audit committees. The committee is responsible for selection of the firm appointed as independent accountants to audit the Corporation’s financial statements reviewing the scope and results of the audit with the independent accountants; reviewing with management and the independent accountants the Corporation’s interim and year-end operating results including press releases; considering the appropriateness of the internal accounting and auditing procedures of the Corporation; considering the accountants’ independence; reviewing examination reports by bank regulatory agencies and reviewing audit reports prepared by the accounting firm which conducts the internal audit functions for the Corporation, along with the response of management to those reports. The Audit Committee reports to the full Board concerning pertinent matters coming before it. The Audit Committee met nine times during 2002.

        The Board of Directors has approved an amended written charter for the Audit Committee. The Audit Committee Report begins on page 21 of this proxy statement. The amended Audit Committee Charter is attached to this proxy statement, as Appendix A beginning on page 23.

        During 2002, Hudson United Bancorp had a standing Nominating and Corporate Governance Committee consisting of Robert J. Burke, Chairman, Donald P. Calcagnini, W. Peter McBride, Charles F.X. Poggi and Kenneth T. Neilson. The committee reviews qualifications of and recommends to the Board candidates for election as directors, considers the composition of the board, recommends committee assignments, and discusses management succession for the Chairman and the CEO positions. The committee reviews recommendations from shareholders regarding Corporate Governance and timely recommendations from shareholders to the Board. During 2002, the committee met three times.

        The Nominating Committee designation was changed to Nominating/Corporate Governance Committee effective upon the Board’s adoption of a Committee Charter in accordance with the proposed requirements of the New York Stock Exchange concerning corporate governance. The Committee is now comprised solely of independent directors. In addition to its prior responsibilities, the Nominating/Corporate Governance Committee develops corporate governance principles which include director qualifications and standards; director responsibilities; director orientation and continuing education; limitations concerning service on other Boards; director access to management and records, criteria for annual self-assessment of the Board, its committees, management and the effectiveness of their functioning; and adoption and monitoring of a Code of Business Conduct and Ethics.

        Hudson United Bancorp has a standing Compensation Committee consisting of Charles F.X. Poggi, Chairman, Robert J. Burke, Joan David, W. Peter McBride and John H. Tatigian, Jr. The committee recommends the salary and bonuses of executive officers and establishes compensation guidelines for the company. In accordance with the proposed requirements of the New York Stock Exchange, the committee consists entirely of Independent Directors. The Board has approved its charter which delegates to the Compensation Committee the responsibility to recommend Board compensation. The Compensation Committee report begins on page 13 of this proxy statement. During 2002 the committee met five times.

Compensation of Directors

        For 2002, the Board established directors’ retainers and fees as follows:

•	Annual Director’s Retainer	$26,000
•	Board Meeting Fees	$ 1,500
•	Participation Via Teleconference	$ 500
•	Committee Retainers (Audit, Compensation, Executive,	$ 500
	Nominating and Trust Committees): Chairman Member	$10,000 $ 7,000

        Deferred Compensation. The Board has a nonqualified Deferred Compensation Plan for directors covering retainer and committee fees. Participation is optional. Interest is paid on deferred fees at the rate paid by HUB on passbook savings during the year. The provisions of the Deferred Compensation Plan are designed to comply with certain rulings of the Internal Revenue Service under which the deferred amounts are not taxed until received. Under the Deferred Compensation Plan, the directors who elect to defer their fees will receive the fees over time after they retire.

Compensation Committee Interlocks and Insider Participation

        As noted under the caption “Compensation Committee Report on Executive Compensation”, various aspects of the compensation of Hudson United Bancorp executive officers are determined by the Compensation Committee.

    Mr. Poggi was formerly President of Poggi Press, a general printing company. He is no longer a director, shareholder or executive officer of Poggi Press. During 2002, Poggi Press was paid $267,305 for printing work. Management believes the terms and conditions of the transactions with Poggi Press were equivalent to terms and conditions available from an independent third party.

    Mr. McBride own 3% of the outstanding shares of McBride Corporate Real Estate. McBride Corporate Real Estate was retained to assist in the sale and/or leasing of various Hudson United Bancorp properties and in doing so earned commissions of approximately $87,576. Management believes the terms and conditions of the transactions with McBride Corporate Real Estate were equivalent to terms and conditions available from an independent third party.

Certain Transactions with Management

        HUB has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e., corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of 10% or more). These loans have been made in the ordinary course of the banking business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or other unfavorable features. Directors, executive officers and their associates during 2002 or during 2003 through the date of this proxy statement borrowed from HUB an amount substantially less than 10% of the bank’s equity capital for any one director or executive officer (together with their associates) and substantially less than 20% of the bank’s equity capital for all directors and executive officers and their associates as a group.

        The son-in-law of Mr. Calcagnini, a director of the Company, is a partner in a law firm which was paid approximately $123,780 in legal fees by HUB and $52,450 in legal fees by HUB’s customers for services to HUB in 2002. Management believes the terms and conditions of these transactions were equivalent to terms and conditions available from an independent third party. Mr. Calcagnini himself received no benefits from these payments.

        As a result of the Corporation’s acquisition of Shoppers Charge Account Company in 1994, the Corporation became the successor to a Split Dollar Life Insurance Agreement with Thomas Nelson and his wife. The Split Dollar Life Agreement provided for a $400,000 face amount insurance policy on the life of Mr. Nelson. On December 14, 2002, the Split Dollar Agreement was terminated by mutual agreement. Mr. Nelson reimbursed the Corporation $73,260 for all premiums previously paid by the Corporation and the Corporation released any interest in the policy on the life of Mr. Nelson. The cash surrender value of the policy at the time of the mutual agreement to terminate was $62,892 and the death value was $431,038.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and executive officers to file reports relating to their ownership and changes in ownership of the Corporation’s common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on information provided by the Corporation’s directors and executive officers and a review of such reports, the Corporation believes that all required reports were filed on a timely basis during 2002.

         STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

        The following table sets forth information concerning the beneficial ownership of Hudson United Bancorp common stock as of December 31, 2002, by each executive officer of Hudson United Bancorp for whom individual information is required to be set forth in this Proxy Statement pursuant to the rules of the SEC (the “Named Officers”), by each director and by all directors and executive officers as a group. Hudson United Bancorp does not know of any person who beneficially owns more than 5% of its outstanding common stock.

Beneficial Ownership of Hudson United Bancorp Common Stock

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)		Percent of Class
Robert J. Burke	101,319	(2)	*
Donald P. Calcagnini	139,420	(3)	*
Joan David	177,570	(4)	*
William A. Houlihan	56,952	(5)	*
Bryant D. Malcolm	24,217	(6)	*
W. Peter McBride	90,730	(7)	*
Kenneth T. Neilson	396,594	(8)	*
Thomas R. Nelson	88,491	(9)	*
Charles F.X. Poggi	254,503		*
David A. Rosow	680,481	(10)		1.5%
James E. Schierloh	100,614	(11)	*
Thomas J. Shara, Jr	158,878	(12)	*
John H. Tatigian, Jr	40,000	(13)	*
D. Lynn Van Borkulo-Nuzzo	68,194	(14)	*

Directors and Executive Officers
Of Hudson United Bancorp as a
Group (16 persons)	2,391,465		5.3%

NOTES: * Less than 1% of the outstanding common shares of the Corporation.

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. Beneficially owned shares also include shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the Hudson United Bancorp dividend reinvestment plan.

(2)

Of this total, 15,479 shares are held by Mr. Burke’s wife, 8,612 shares are held in an IRA and 33,354 shares are held by Union Dry Dock & Repair Co., of which Mr. Burke is President. Mr. Burke disclaims beneficial ownership of the shares held by his wife.

(3)

Of this total, 15,003 shares are held for Mr. Calcagnini in a 401(k) plan and 81 shares are held in a Trust of which Mr. Calcagnini is Trustee. Mr. Calcagnini disclaims beneficial ownership of the shares held in trust.

(4)	Of this total, 12,139 are held in an IRA and 30,500 shares are held by a charitable organization of which Mrs. David is a Trustee.

(5)

Of this total, 252 shares are held in Mr. Houlihan’s account in the Corporation’s 401(k) plan which he directs, and 8,200 shares are held for Mr. Houlihan under the Corporation’s Restricted Stock Plan and have been registered to a limited partnership of which Mr. Houlihan and his wife are the sole general partners.

(6)

Of this total, 3,116 shares are held by Mr. Malcolm’s wife and 2,686 shares are held by a profit sharing plan over which Mr. Malcolm exercises a controlling interest. Mr. Malcolm disclaims beneficial ownership of the shares held by his wife.

7

(7)

Of this total, 58,144 shares are held in a family trust of which Mr. McBride is trustee and 26,525 shares are held by Mr. McBride as trustee for a limited family partnership in which he has less than a 5% interest.

(8)

Of this total, 9,213 shares are held in Mr. Neilson’s account in the Corporation’s 401(k) plan, which he directs, 38,000 shares are held for Mr. Neilson, in his limited family partnership, under the Corporation’s Restricted Stock Plan, 4,441 shares are held in an IRA, and 272,691 shares and 53,680 shares representing vested options are held by a limited partnership of which Mr. Neilson is the sole general partner and of which he and his three children are the sole limited partners. Mr. Neilson disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his economic interest.

(9)

Of this total, 9,529 shares are held for Mr. Nelson under the Corporation’s 401(k) plan, which he directs, 8,100 shares are held for Mr. Nelson under the Corporation’s Restricted Stock Plan, and 46,150 shares represent vested options.

(10)

Of this total, 12,019 shares are held in the Rosow Family Foundation Charitable Trust, of which Mr. Rosow is a Trustee, 11,000 shares are held in an IRA and 646,342 shares are held by Mr. Rosow’s wife. Mr. Rosow disclaims beneficial ownership of the shares owned by his wife.

(11)	Of this total 6,449 shares are held by Mr. Schierloh’s wife. Mr. Schierloh disclaims beneficial ownership of the shares held by his wife.

(12)

Of this total, 22,490 shares are held in Mr. Shara’s account in the Corporation’s 401(k) plan, which he directs, 51,746 shares and 6,768 vested options are held by a limited partnership of which Mr. Shara and his wife are the sole general partners and his son is the sole limited partner. 7,900 shares are held for Mr. Shara under the Corporation’s Restricted Stock Plan and 4,900 shares represent vested options.

(13)	Of this total, 24,812 shares are held in an IRA directed by Mr. Tatigian.

(14)

Of this total, 16,387 shares are held in Ms. Van Borkulo-Nuzzo’s account in the Corporation’s 401(k) plan, which she directs, 6,700 shares are held for Ms. Van Borkulo-Nuzzo under the Corporation’s Restricted Stock Plan and 14,585 shares represent vested options.

PROPOSAL 1 - ELECTION OF DIRECTORS

        Hudson United Bancorp’s Certificate of Incorporation and By-laws authorize a minimum of 5 and a maximum of 25 directors, but leaves the exact number to be fixed by resolution of the Corporation’s Board of Directors. The Board has fixed the number of directors at 10, effective April 17, 2002.

        Pursuant to Hudson United Bancorp’s Certificate of Incorporation, the directors of the Corporation are divided into three classes. Directors are generally elected for three-year terms on a staggered basis, except that some directors may be nominated for shorter terms in order to more nearly equalize the size of the three classes.

        Bryant D. Malcolm, Donald P. Calcagnini, David A. Rosow and Kenneth T. Neilson are each being nominated for a three-year term extending to the 2006 annual meeting. If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the Board of Directors will be voted for a substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

        The names of the nominees for election, the directors whose terms extend beyond the Annual Meeting and certain information about each of them are set forth in the tables below. Years of service on the Board includes prior service on the Board of Directors of HUB prior to the formation of the holding company.

Nominees for 2003 Annual Meeting

Name, Age & Position With the Corporation	Principal Occupation During Past Five Years		Director Since	Term Expiring

Bryant D. Malcolm, 68	•	1997 to present; President; Malcolm- Brooker Company, Inc. (a consulting firm to the construction and real estate industry); Retired;	1995	2006

	•	Consultant;

	•	President, B.D. Malcolm Company Inc. (General Contractors).

Donald P. Calcagnini, 67	•	Retired;	1996	2006

	•	Chairman of the Board of Directors of Lafayette American Bank.

Kenneth T. Neilson, 54	•	Chairman, President and CEO of Hudson United Bancorp and HUB.	1989	2006

David A. Rosow, 60	•	Chairman and CEO of Rosow & Company, Inc. (a private investment company);	1996	2006

	•	Chairman of International Golf Group, Inc. (ownership, development and management of golf courses).

Directors Whose Terms Expire in 2004

Name, Age & Position With the Corporation	Principal Occupation During Past Five Years		Director Since	Term Expiring

Robert J. Burke, 69	•	President and Chief Operating Officer, Union Dry Dock and Repair Co. (dry docking and repair of coastal and harbor vessels).	1979	2004

Joan David, 64	•	Substitute Teacher, Board of Cooperative Educational Services of Rockland County.	1994	2004

James E. Schierloh, 73	•	Retired;	1972	2004

	•	Chairman Emeritus 1996 to present.

Directors Whose Terms Expire in 2005

Name, Age & Position With the Corporation	Principal Occupation During Past Five Years		Director Since	Term Expiring

W. Peter McBride, 57	•	President of McBride Enterprises, Inc. (real-estate development and investment Company);	1995	2005

	•	President McBride Agency (residential real-estate brokerage).

Charles F.X. Poggi, 72	•	Retired;	1973	2005

	•	President and Chief Operating Officer, The Poggi Press (general printing Business)

John H. Tatigian, Jr., 66	•	Retired;	1996	2005

	•	Senior Vice President of Peter Paul Hershey (confection company)

        No director of Hudson United Bancorp is also a director of any other company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Recommendation and Vote Required on Proposal 1

        THE HUDSON UNITED BANCORP BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINATED SLATE OF DIRECTORS.

        Directors will be elected by a plurality of the votes cast at the Hudson United Bancorp Annual Meeting, whether in person or by proxy.

PERFORMANCE GRAPH

        The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on December 31, 1997 in: (a) Hudson United Bancorp common stock; (b) the Standard & Poor’s (“S&P”) 500 Index; and (c) the Keefe, Bruyette & Woods 50 (“KBW 50”) Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.

Cumulative Total Return for Year End (5 Years)

[graphic omitted]

The above graph was prepared by SNL Financial LC ©2003

Cumulative Total Return for Year Ending:

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Hudson United Bancorp	100.00	81.56	73.48	69.35	99.00	111.22
S&P 500 Index	100.00	128.55	155.60	141.42	124.63	96.95
KBW 50 Index	100.00	108.28	104.52	125.48	120.31	112.00

        The KBW 50 is an index composed of fifty money center and regional banks. Hudson United Bancorp believes the KBW 50 Index provides a consistent means for comparing the performance of Hudson United Bancorp common stock against other financial institutions generally.

        The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on December 31, 1992 in: (a) Hudson United Bancorp common stock; (b) The S&P 500 Index,; and (c) the KBW 50 Index. It is prepared on the same basis as the prior graph, but shows returns over a ten year period.

Cumulative Total Return for Year End (10 Years)

[graphic omitted]

The above graph was prepared by SNL Financial LC ©2003

Cumulative Total Return for Year Ending:

	12/31/92	12/31/93	12/31/94	12/31/95	12/31/96

Hudson United Bancorp	100.00	140.71	141.95	220.11	259.52
S&P 500 Index	100.00	110.08	111.53	153.44	188.52
KBW 50 Index	100.00	105.54	100.16	160.42	226.93

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Hudson United Bancorp	438.45	357.59	322.19	304.07	434.07	487.65
S&P 500 Index	251.44	323.21	391.23	355.59	313.36	243.77
KBW 50 Index	331.74	359.20	346.73	416.28	399.13	371.55

12

EXECUTIVE COMPENSATION

Board Compensation Committee Report on Executive and Board Compensation

        The Compensation Committee (“the Committee”) of the Board of Directors administers Hudson’s executive compensation program. The Committee, which is composed entirely of independent directors, is responsible for approving and reporting to the Board on all elements of compensation for corporate executives.

General Compensation Philosophy

        The Corporation’s executive compensation philosophy is that a strong, explicit link should exist between executive compensation and the value delivered to shareholders. The Corporation uses several compensation programs in which executive officers are eligible to participate, including base salary, annual incentives and long-term incentives. For executives, the majority of total compensation opportunities are delivered through incentive pay, thereby linking the value realized by executives from the total compensation program with the Corporation’s financial and/or stock performance. Overall pay levels are targeted at competitive median levels, with actual compensation realized by executives commensurate with Corporation and individual performance. In determining the amount and type of executive compensation, the Committee seeks to achieve the following objectives:

•	To attract, retain and motivate key executive talent.

•	To provide competitive compensation opportunities that are strongly aligned with the financial and stock performance of the Corporation.

•	To encourage executives to own a meaningful equity stake in the Corporation.

Establishing Executive Compensation Opportunities

        In establishing base salary and incentive opportunity targets for Corporate executives, the Committee regularly reviews competitive compensation practices. The three elements of pay (base salary, annual incentives, and long-term incentives), in total, are compared to the pay practices of a group of comparison companies. The companies used for comparison purposes are comparably-sized public bank holding companies that compete in similar business lines and are not identical to the companies used in the stock price performance graph. The Committee considered the results of the executive pay analysis, the executive’s performance and the Corporation’s financial performance in making executive compensation program recommendations to the Board of Directors.

Base Salary

        The committee reviews the base salaries provided to the Corporation’s executives on an annual basis relative to competitive practice for comparable positions. Executive base salaries are adjusted considering an evaluation of current base salary relative to competitive levels, tenure in position, individual performance, business line performance and Corporation performance. Executive base salary levels are consistent with the Corporation’s compensation strategy of providing median pay levels.

Incentive Cash Compensation/Annual Incentive Plan

        Annual incentive opportunities are provided to the Corporation’s executives to link the achievement of the Corporation’s annual goals with executive compensation. Individual target award opportunities have been established to provide cash compensation opportunities at competitive median levels while the actual payouts are commensurate with performance. The size of actual awards may range from 0% to 200% of target and will vary based upon a combination of the Corporation’s performance, specific departmental performance and individual performance. For fiscal year 2002, award opportunities were based upon the Corporation’s performance specifically related to earning per share (excluding non-recurring items), return on equity and minimum loan loss reserve levels. Payouts to executives for fiscal year 2002 reflect that the Corporation exceeded its performance objectives for the year. In 2000, bonus payments were withheld from certain officers due to increased expenses incurred by the Corporation in connection with termination of the Dime merger. Upon receipt of the termination fee from Dime in 2002, those bonus payments which had been withheld in 2000, were paid.

Long-term Incentive Program

        Long-term incentives are targeted to provide competitive total compensation opportunities and are used to align executive compensation with the creation of shareholder value. The Corporation intends to provide an ongoing long-term incentive program to executives consisting of stock options and restricted stock awards. Actual awards to individual executives in any given year are based on the Compensation Committee’s assessment of the contribution made by the executive to the Corporation and competitive long-term incentive award guidelines established for the position. During fiscal year 2002, consistent with this philosophy, awards consisting of options and shares of restricted stock were made to the Corporation’s Named Executives.

Chief Executive Officer

        For calendar year 2003, Mr. Neilson received an increase in base salary of $75,000 to $700,000 due to the Corporation exceeding its 2002 financial targets in earnings per share and return on average equity and because his salary was below the mid-point of executives in similar positions. Mr. Neilson did receive an incentive cash award in February 2003, under the existing cash incentive program, because the Corporation did exceed its financial targets including earnings per share and return on average equity in 2002. Mr. Neilson was one of the officers whose bonus had been withheld in 2000. The bonus attributed to the year 2000 was also paid in 2002. In 2002, Mr. Neilson was granted long term incentive awards of 18,000 shares of restricted stock and 53,000 stock options under existing plans to incent continuing efforts to outperform targets and to continue to align management interests with shareholders interests.

Tax Deductibility Considerations

        Based upon current levels of compensation, Hudson United Bancorp is not affected substantially by the provisions of Section 162(m) of the Internal Revenue Code which limits the deductibility of compensation above $1 million for each of the five highest paid officers. Certain forms of compensation are exempt from this deductibility limit; primarily performance based compensation which has been approved by shareholders. Compensation under the Corporation’s stock option plan (but not restricted stock plans) is exempt.

The Compensation Committee of Hudson United Bancorp

Robert J. Burke
Joan David
W. Peter McBride
Charles F.X. Poggi, Chairman
John H. Tatigian, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table summarizes all compensation earned in the past three years for services performed in all capacities for Hudson United Bancorp and its subsidiaries with respect to the Named Executives.

Summary Compensation Table

	Annual Compenation			Long Term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards (1)$	Securities Underlying Operations/SARs(#)	All Other Compensation (2)($)

Kenneth T. Neilson	2002	621,156	1,103,843	547,800	53,000	22,256
Chairman, President &			(a. 591,341;
CEO of the Corporation &			(b. 512,502)
HUB	2001	525,000	525,000	494,280	55,000	9,385
	2000	591,341	-0-	812,500	-0-	9,072

D. Lynn Van Borkulo-Nuzzo,	2002	265,000	241,300(3)	101,343	11,000	13,016
EVP, General Counsel,			(a. 130,000;
Corporate Secretary, and			(b. 111,300)
Chief Risk Officer of the	2001	265,000	132,500	82,380	9,000	11,622
Corporation & HUB	2000	260,000	-0-	203,125	-0-	8,518

Thomas J. Shara, Jr. EVP &	2002	265,000	267,800(3)	106,821	12,000	22,479
Senior Loan Officer of HUB			(a. 130,000;
			(b. 137,000)
	2001	265,000	99,375	109,840	12,000	9,507
	2000	260,000	-0-	101,563	-0-	12,164

Thomas R. Nelson	2002	249,036	239,999(3)	125,994	14,000	9,012
EVP & President of			(a. 110,000;
Shoppers Charge Division			(b. 129,900)
of HUB	2001	225,000	112,498	96,110	10,000	8,182
	2000	218,500	-0-	96,875	-0-	5,022

William A. Houlihan (4)	2002	284,230	148,200	115,038	13,000	21,398
EVP & CFO of the Corporation	2001	265,000	132,500	109,840	72,000	731
& HUB	2000	-0-	-0-	-0-	-0-	-0-

15

NOTES:

(1)

The dollar amounts listed represent the number of shares of restricted stock granted, multiplied by the fair market value of each share of stock on the date of the grant. Cash dividends are paid directly to the officer holding the restricted stock but stock dividends are added to the restricted stock and are subject to the same restrictions. The number of shares reflected have been adjusted for the 10% stock dividend paid December 1, 2000. As of December 31, 2002, Mr. Neilson, Ms. Van Borkulo-Nuzzo, Mr. Houlihan, Mr. Shara and Mr. Nelson held 38,000, 6,700, 8,200, 7,900 and 8,100 shares of restricted stock, respectively, with aggregate values of $1,042,080, $183,723, $224,878, $216,661, and $222,004 respectively. Restricted stock granted to the Named Executives in 2002 vests, subject to continued employment, one-third at the end of three years after the date of grant, one-third four years after the date of grant, and one-third five years after the date of grant. Upon consummation of the Dime-Washington Mutual merger in January, 2002, the Corporation received the balance of the $92 million in termination payments and the restricted shares granted in 2000 were vested with regard to executive officers whose employment continued through such date.

(2)

All amounts in this column represent employer contributions to 401(k) plans on behalf of the Corporation’s Named Executives, premiums for life insurance in excess of $50,000, income attributable to use of a company provided vehicle and tax planning services provided to the Executive by the Company.

(3)

2002 bonuses include payments to certain executives of their 2000 bonus payments. The 2000 bonuses were paid in 2002 upon receipt of a termination fee by the Corporation on January 7, 2002 relating to the breakup of the Corporation’s merger with Dime Bancorp, Inc. Reference to the amounts in parentheses ( ) under the total shown for each executive represents: a. the 2000 bonus and b. the bonus earned for performance in 2002.

(4)	Mr. Houlihan was first employed by the Corporation January 16, 2001.

Option Grants in 2002

        The following table shows the options granted to Named Officers in 2002, and their potential value at the end of the option term, assuming certain levels of appreciation of the Corporation’s common stock.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants				Alternative to (f) and (g) Grant Date Value

(a)	(b)	(c)	(d)	(e)	(h)
Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Or Base Price (#/Sh)	Expiration Date	Grant Date Present Value ($)(1)
Kenneth T. Neilson	53,000	18.79%	$27.39	8/7/12	$ 461,292
D. Lynn Van Borkulo-	11,000	3.90%	$27.39	8/7/12	$ 95,740
Nuzzo
Thomas J. Shara, Jr	12,000	4.26%	$27.39	8/7/12	$ 104,443
Thomas R. Nelson	14,000	4.97%	$27.39	8/7/12	$ 121,851
William A. Houlihan	13,000	4.61%	$27.39	8/7/12	$ 113,147

_________________ NOTES

(1)

The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Corporation’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value: An option term of five years, volatility at 34.31%, dividend yield of 3.66%, and risk-free interest rate of 3.25%. The real value of the options in this table depend upon the actual performance of the Corporation’s common stock during the applicable period. All option awards made during 2002 vest 1/3 after 3 years, 1/3 after 4 years, and 1/3 after 5 years.

Option Exercises

        The following table is intended to show options exercised during the last fiscal year and the value of unexercised options held at year-end 2002 by the Named Officers. Hudson United Bancorp does not utilize stock appreciation rights (“SARs”) in its compensation package, although the SEC rules require that SARs be reflected in table headings.

Aggregated Option/SAR Exercises in last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs AT FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End Exercisable/ Unexercisable ($)(1)

Kenneth T. Neilson	123,228	$2,369,428	53,680/108,113	$114,338/$397,053

D. Lynn Van Borkulo-Nuzzo	39,160	$ 792,951	14,585/20,113	$30,920/$73,793

Thomas J. Shara	64,815	$1,198,196	11,668/24,113	$24,804/$88,423

Thomas R. Nelson	-0-	-0-	46,150/24,113	$659,658/$88,563

William A. Houlihan	-0-	-0-	0/85,000	$0/$744,710

_________________ NOTES:

(1)	Options are “in the money” if the fair market value of the underlying security exceeds the exercise price of the option at year-end.

Shares Available for Awards

        Under the Corporation’s Restricted Stock Plan, 100,971 shares are available for awards as of December 31, 2002.

        Under the Corporation’s various stock option plans, options for 1,297,271 shares have been issued and are subject to option exercise, if vested. Under the Corporation’s 2002 Stock Option Plan, options for 968,000 shares remain available for awards as of December 31, 2002.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        Under Hudson United Bancorp’s Restricted Stock Plan, each share of stock awarded is subject to a “Restricted Period” of from two to ten years, as determined by the Compensation Committee when it awards the shares. Effective upon the date of grant, the officer or employee is entitled to all the rights of a shareholder with respect to the shares, including dividend and voting rights. However, if a share recipient leaves the employment of Hudson United Bancorp or its subsidiaries during the Restricted Period for any reason, his or her shares may be forfeited to Hudson United Bancorp. Upon the occurrence of a change in control of Hudson United Bancorp, every Restricted Period then in existence with a remaining term of five years or less will automatically expire.

        Under the Hudson United Bancorp 2002 Stock Option Plan, options are granted with a term not to exceed ten years from the grant date. Each option is granted with a vesting schedule as determined by the Compensation Committee. In the event of a change in control, as defined in the plan, any option that has not vested, as of the date of the change in control, becomes fully vested.

        As of January 1, 1997, the Corporation entered into a change in control agreement with Mr. Neilson. The Agreement provides that in the event of a Change in Control, the executive would be entitled to be employed for a period of three years and would be entitled to substantially the same title, same salary and same benefits as existed prior to the change in control and the executive would be entitled to certain severance payments and benefits. The agreement does not become effective unless there is a change in control and then would remain effective three years after a change in control. Prior to a change in control, unless the Corporation stops its automatic renewal, the agreement is for a two year “evergreen” term.

        A “change in control” is defined to mean any of the following: (i) the acquisition of beneficial ownership by any person or group of 25% or more of the Corporation’s voting securities or all or substantially all of its assets; (ii) the merger, consolidation or combination (a “merger”) with an unaffiliated entity unless following the merger the Corporation’s directors constitute 50% or more of the directors of the combined entity and the Corporation’s CEO is the CEO of the surviving entity; or (iii) during any two consecutive calendar years individuals who were directors of the Corporation at the start of the period cease to constitute two-thirds of the directors unless the election of the directors was approved by the vote of two-thirds of the directors then in office; or (iv) the transfer of all or substantially all of the Corporation’s assets.

        With respect to Mr. Neilson’s contract, if he is terminated without cause, resigns for good reason (as defined in the contract) within the first 90 days following a change in control, resigns for any reason after that 90 day period following a change in control, dies or is disabled, he (or his estate) is entitled to a lump sum payment equal to three times the sum of his annual salary and his highest bonus in the last three years, as well as a continuation of his family’s health coverage for a period of three years.

        In the event that the severance payments and benefits under the agreement, together with any other parachute payments, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986 (the “Code”), the payment to Mr. Neilson would be increased in an amount sufficient to pay the excise taxes and other income and payroll taxes necessary to allow Mr. Neilson to retain the same net amount, after such taxes as he was otherwise entitled to receive (a “Make Whole Tax Provision”).

        As of October 1, 2002, the Corporation entered into change in control agreements with Ms. Van Borkulo-Nuzzo and Messrs. Nelson and Shara replacing prior agreements with the executives. In the event of a change in control, each officer may resign for “good reason” as defined in the agreement within 90 days following a change in control or for any reason commencing 90 days after a change in control and would be entitled to receive a lump sum payment equal to three times the sum of the annual salary paid to the executive immediately prior to the change in control plus the highest bonus amount paid to the executive in any fiscal year during each of the three fiscal years immediately prior to the change in control. The executive would also be provided with health, hospitalization and medical insurance for three years following termination of employment. The severance and benefits are also payable if the executive is terminated without cause or becomes disabled following a change in control. The definition of change in control is the same definition in Mr. Neilson’s contract. The agreements do not become effective unless there is a change in control and then remain effective three years after a change in control. Prior to a change in control, unless the Corporation stops their automatic renewal, the agreements are for two year “evergreen” terms. Under these contracts, in the event that the severance payments and benefits under the agreements, together with any other parachute payments, would constitute excess parachute payments under Section 280G of the Code, the payments and benefits under the agreements will be reduced (but not below zero) to the extent necessary to avoid excess parachute payments (a “Cut Back Provision”).

        On January 17, 2001, the Corporation entered into a change in control agreement with Mr. Houlihan. If he is terminated without cause or resigns for good reason during the one year contract term, he is entitled to a lump sum payment equal to three times his annual salary and the highest bonus paid in the prior three years, as well as a continuation of health care coverage for three years. The contract contains a “Cut Back Provision”. The Corporation entered into two identical change in control agreements with two other officers; one agreement is for a one year term, the other is for a two year term. Each agreement provides two times salary and bonus and one year of medical benefits. All of these agreements have Evergreen terms.

Pension Plans

        The monthly retirement benefit for executives under the Employees’ Retirement Plan of Hudson United Bancorp (the “Plan”) will generally be equal to the product of (a) 1% of the employees’ base average annual monthly earnings (based on the highest 5 years of service) plus 1/2% of the employees base average monthly earnings (based on the highest 5 years of service) in excess of the average Social Security taxable wage base, multiplied by (b) the years of credited service. Retirement benefits normally commence when an employee reaches age 65, but early retirement without reduction in benefit may be taken when an employee’s age plus years of service equals 85.

        In the Plan, compensation in the form of a bonus is excluded from benefit calculations. The Plan also provides for disability pension benefits.

        As of October 1, 2002, Hudson United Bancorp adopted a Supplemental Employee Retirement Plan (“SERP”) which replaced the previous plan of January 1996. The SERP provides a pension benefit which makes up the amount of the benefits that cannot be provided under the Plan as a result of the limit on the amount of compensation that can be taken into account under 401 (a) (17) of the Code ($200,000. in 2002 and indexed for inflation in subsequent years) and the amount of benefits payable under Section 415 of the Code. Unlike the Plan, effective October 1, 2002 the SERP covers salary plus cash bonus. The benefit is payable as a single life annuity or 100% survivor benefits can be paid for the life of the spouse. Kenneth T. Neilson is designated as a participant in the SERP, and effective October 1, 2002, Lynn Van Borkulo-Nuzzo, Thomas Shara, Thomas Nelson, William Houlihan and two other officers all became participants in the SERP. Hudson United Bancorp has purchased company owned life insurance to fund the benefits.

        The amounts in the table below are limited under Sections 401(a)(17) and 415 of the Code, as described in the preceding paragraph and show an employee’s estimated annual retirement benefit from the Plan and the SERP combined, assuming retirement at age 65 for an individual reaching such age before January 1, 2003 and assuming a straight life annuity benefit, for the specified compensation levels and years of service. The benefits listed in the table are not subject to any deduction for social security or other offset amounts. Mr. Neilson has approximately 20 years of credited service under the pension plan as of January 1, 2003 and, at age 65 would have approximately 30 years of credited service. Ms. Van Borkulo-Nuzzo has approximately 36 years of credited service under the pension plan as of January 1, 2003, and, at age 65, would have approximately 48 years of credited service. Mr. Shara has approximately 22 years of credited service as of January 1, 2003 and, at age 65, would have approximately 43 years of credited service. Mr. Houlihan has 2 years of credited service as of January 1, 2003 and, at age 65, would have approximately 20 years of credited service. Mr. Nelson has approximately 8 years of credited service as of January 1, 2003 and at age 65 would have approximately 15 years of credited service.

Pension Plan Table

COMPENSATION	10 YEARS	15 YEARS	20 YEARS	25 YEARS	30 YEARS	35 YEARS
$ 250,000	$ 33,255	$ 49,883	$ 66,510	$ 83,138	$ 99,765	$116,393
$ 300,000	$ 40,755	$ 61,133	$ 81,510	$101,888	$122,265	$142,643
$ 350,000	$ 48,255	$ 72,383	$ 96,510	$120,638	$144,765	$168,893
$ 400,000	$ 55,755	$ 83,633	$111,510	$139,388	$167,265	$195,143
$ 450,000	$ 63,255	$ 94,883	$126,510	$158,138	$189,765	$221,393
$ 500,000	$ 70,755	$106,133	$141,510	$176,888	$212,265	$247,643
$ 550,000	$ 78,255	$117,383	$156,510	$195,638	$234,765	$273,893
$ 600,000	$ 85,755	$128,633	$171,510	$214,388	$257,265	$300,143
$ 700,000	$100,755	$151,133	$201,510	$251,888	$302,265	$352,643
$ 800,000	$115,755	$173,633	$231,510	$289,388	$347,265	$405,143
$ 900,000	$130,755	$196,133	$261,510	$326,888	$392,265	$457,643
$1,000,000	$145,755	$218,633	$291,510	$364,388	$439,265	$510,143
$1,200,000	$175,755	$263,633	$351,510	$439,388	$527,265	$615,143
$1,400,000	$205,755	$308,633	$411,510	$514,388	$617,265	$720,143

20

AUDIT COMMITTEE

Information about the Corporation’s Audit Committee and its Charter

        The Corporation has a standing Audit Committee. The Board has adopted a written charter for the Audit Committee. In accordance with the rules of the New York Stock Exchange, the Board reviewed the factors which would preclude Audit Committee membership and the independence of each member of the Audit Committee. The Board concluded that each member of the Audit Committee is independent, as that term is defined by current listing standards and rules of the New York Stock Exchange relating to audit committees. The Board has reviewed the more stringent rules proposed by the New York Stock Exchange regarding independence of the Audit Committee and believes that it complied with the proposed rules.

Report of the Audit/Examining Committee

January 29, 2003

To the Board of Directors of Hudson United Bancorp:

        The Audit Committee has reviewed and discussed with management the company’s audited financial statements as of and for the year ended December 31, 2002.

        Pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, we have met with the independent auditors and discussed (i) the methods used to account for significant unusual transactions, (ii) the effect of significant accounting policies in controversial or emerging areas, (iii) the process used by Management in formulating particularly sensitive accounting estimates and (iv) disagreements, if any, with Management over the application of accounting principles.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committee, and have discussed with the auditors the auditors’ independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommends to the full Board of Directors that the audited financial statement be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

The Audit Committee of Hudson United Bancorp

Donald P. Calcagnini, Chairperson
Bryant D. Malcolm
James E. Schierloh
John H. Tatigian, Jr.

INDEPENDENT PUBLIC ACCOUNTANTS

        On May 22, 2002, the Corporation, decided to dismiss Arthur Andersen LLP (“Andersen”) as its independent accountants, and on May 29, 2002 appointed Ernst & Young LLP (“E&Y”) as its independent accountants for the year ending December 31, 2002. The decision to dismiss Andersen and to retain E&Y was approved by the Corporation’s Audit Committee of the Board of Directors.

        Andersen’s reports on the Corporation’s consolidated financial statements as of and for the years ended December 31, 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the two fiscal years ended December 31, 2000 and 2001 and through May 22, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the disagreements in connection with their report on the Corporation’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The Corporation provided Andersen with a copy of the foregoing disclosures.

        Ernst & Young, LLP, independent public accountants, audited the books and records of the Corporation for the year ended December 31, 2002. Selection of the Corporation’s independent public accountants for the 2003 fiscal year will be made by the Audit Committee subsequent to the Annual Meeting.

        Ernst & Young, LLP has advised the Corporation that one or more of its representatives will or will not be present at the Annual Meeting of shareholders to make a statement if requested or to respond to appropriate questions.

        The fees billed for services rendered to the Corporation by its independent accountants for the year ended December 31, 2002 were as follow:

Audit Fees	$379,500
Financial Information Systems Design and Implementation Fees	$ -0-
All Other Fees	$601,058

        The other services included under “All Other Fees” paid to Ernst & Young include $136,500 of Audit Related Services and $464,558 for Tax Services. Audit Related Services included benefit plan audits and accounting consultations necessary to comply with generally accepted auditing standards. Tax Services include tax return preparation, state and local tax consulting and an acquisition cost study.

        The Audit Committee has considered whether the provision of the services covered under the captions “Financial Information Systems Design and Implementation Fees” and “All Other Fees” above is compatible with maintaining Ernst & Young’s independence pursuant to the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. The Audit Committee has determined that Ernst & Young is independent.

OTHER MATTERS

        The Board of Directors is not aware of any other matters that may come before the Annual Meeting. However, in the event such other matters come before that meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

        Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it to the Corporation in the enclosed envelope or to vote promptly by telephone or internet.

BY ORDER OF THE BOARD OF DIRECTORS /s/ KENNETH T. NEILSON —————————————— Kenneth T. Neilson Chairman, President and Chief Executive Officer

Mahwah, New Jersey March 14, 2003 22

APPENDIX A

AUDIT COMMITTEE CHARTER

Purpose

        The Audit Committee (“Committee”) of Hudson United Bancorp (the “Company”) shall be members of and appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the qualifications, independence and performance of the Company’s internal auditor (internal audit function is presently outsourced) and external auditor (“independent auditor”).

Committee Membership and Meetings

        The Board on the recommendation of the Nominating and Governance Committee shall appoint the members of the Committee and the Chairman of the Committee. The members of the Committee shall meet the independence and experience requirements of The New York Stock Exchange and the Sarbanes-Oxley Act of 2002. In particular, all Committee members must be financially literate and at least one member shall be an “audit committee financial expert,” as defined by the Securities and Exchange Commission (“SEC”) regulations.

        The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee shall be comprised of not fewer than 4 directors. The Committee may conduct a telephonic meeting if needed.

Committee Authority and Responsibilities

        The Committee shall be directly responsible for and have the sole authority to appoint or replace the independent auditor, and shall have the sole authority to pre-approve all audit engagement fees and terms and pre-approve all non-audit engagements with the independent auditors in accordance with the rules of the New York Stock Exchange (“NYSE”) and Section 10A(i)(1)(B) of the Exchange Act. The independent auditor shall report directly to the Committee. The Committee shall consult with management but shall not delegate its responsibilities hereunder.

        The Committee shall receive from the independent auditor reports on critical accounting policies and practices, alternative treatments and material communications with management as required by Section 10A(k) of the Exchange Act.

        The Committee shall prepare the “Audit Committee Report” required by SEC regulations to be included in the Company’s annual proxy statement.

        The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other consultants to advise the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors or consultants employed by the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet with management, the internal auditor and the independent auditor in separate executive sessions at least quarterly. The Committee may appoint and delegate authority to subcommittees when appropriate.

        The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Additional Responsibilities

The Committee, to the extent it deems necessary or appropriate, shall:

1.

Review and discuss with management and the independent auditor the annual audited financial statements including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.

Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.

Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.

Review reports prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements. This shall include an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions for which management consulted with other independent auditors during the year about auditing or accounting matters.

5.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

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(b)

All alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6.	Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures, if any, on the Company’s financial statements.

7.

Meet periodically with management, the internal auditor and the independent auditor to review and discuss the Company’s major financial risk exposures and those policies and procedures management has adopted to monitor and control such exposures, including the adequacy of the reserve for loan losses.

8.

Receive and monitor information, from any source, regarding the independent auditor’s independence in evaluating the independence of the independent auditor, due consideration shall be given to consulting and other special services provided by it.

9.	Obtain and review a report from the independent auditor at least annually regarding: the independent auditor’s internal quality-control procedures,

a.

any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm,

b.	any steps taken to deal with any such issues, and

c.	all relationships between the independent auditor and the Company.

        Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and the internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

10.	Review and approve annually the appointment of the internal auditor including fees paid to it.

11.	Review and assess the results of all audit reports prepared by the internal auditor and management’s responses thereto.

12.	Review reports by the Company’s Loan Review Group on its scope and loan review plan. Also, review its loan review and loan loss reserve adequacy reports.

13.	Review reports by the Compliance Officer on CRA and other compliance issues.

14.	Meet with the independent auditor prior to the annual audit to review the scope of the audit.

15.	Obtain from the independent auditor an assurance of compliance with Section 10A (Auditor Disclosure of Corporate Fraud) of the Securities Act of 1934.

16.

Discuss with management and the independent auditor, any matters required to be discussed by, including but not limited to, Statements on Auditing Standards No. 61 (Communication with Audit Committees), No. 71 (Interim Financial Information) relating to the conduct of an audit or an interim review, No. 90 (which amends these two SASs), No. 99 (Consideration of Fraud in a Financial Statement Audit), or matters relating to compliance with provisions of the Sarbanes-Oxley Act of 2002 or any amendments thereto.

17.	Review the scope of responsibilities of the internal auditor including the annual audit plan and schedule.

18.	The Committee shall ensure that minutes and other records of its meetings and activities of the Committee shall be prepared and retained.

19.

Review with the Company’s General Counsel, annually or as deemed necessary, legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any other material reports or inquiries received from regulators or governmental agencies.

20.	The Committee shall review examination reports, by State and Federal Regulatory Agencies, and management’s responses thereto.

21.	Review the reports of the independent auditor and/or the internal auditor that describe internal accounting, organizational, or operating control findings.

22.	Review with Management, the independent auditor, and internal auditor all reports required under Section 112 of the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”).

23.

Review with the independent auditor any problems, disagreements or difficulties the independent auditor may have encountered with management and any communication from the auditor to management relating thereto, including the Company’s response. Such review should include:

(a)	Restrictions on or changes in the scope of its audit activities or access to required information.

(b)	Resolution of all problems, disagreements or difficulties, if any, between management and the independent auditor.

24.

Discuss with management and the independent auditor the Company’s proposed earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

25.

Review and evaluate the experience and qualifications of the lead partner of the independent auditor team. Assure that the lead audit partner of the independent auditor and the audit partner responsible for reviewing the audit are rotated at least every five years and consider rotation of the independent auditor firm itself on a regular basis.

26.

Recommend to the Board policies for the Company’s hiring of employees or former-employees of the independent auditor who were engaged on the Company’s account (recognizing that the independent auditor may not perform the audit if the chief executive officer, controller, chief financial officer or chief accounting officer of the Company was employed by the independent auditor and participated in any capacity in the audit during the one year preceding the initiation of the audit).

27.	Establish procedures as required by law for:

(a)	The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.

(b)	The confidential, anonymous submission by employees of the Company and its subsidiaries of concerns regarding questionable accounting or auditing matters.

28.	The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

29.

Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits. It is management’s responsibility for the preparation, presentation, completeness and integrity of the financial statements and for the appropriate use of accounting principles and reporting policies. The independent auditor is responsible for auditing the financial statements, expressing an opinion thereon in accordance with GAAP, and complying with all applicable law.